Exhibit 10.6
VERITEC, INC.
STOCK OPTION AGREEMENT

Parties:	Veritec, Inc. (the “Company”)

[OPTIONEE] (“Optionee”)

Effective Date:
RECITALS
On [DATE], the Board of Directors of the Company (the “Board”) authorized the granting of non-qualified stock options to Optionee to purchase an aggregate of  _____  shares of the Company’s $.01 par value common stock (the “Options”) pursuant to the terms and conditions set forth herein. The parties desire to enter into this Stock Option Agreement (“Agreement”) to memorialize the terms and conditions of the grant of Options to the Optionee.
AGREEMENT
1. Option Grants.
Subject to the terms and conditions contained herein, the Company grants to Optionee the Options in accordance with the terms and conditions set forth in the table below and described herein. Upon vesting, each Option shall be exercisable by Optionee within five years of its Vesting Date as described in the table below and, unless sooner terminated as provided herein, shall expire at the end of such period. Options shall only vest if Optionee continues to be employed by the Company on or after Vesting Date.

No. of Shares of
Date of Grant	Vesting Date	Option Exercisable	Expiration Date	Exercise Price
2. Manner of Exercise.
The full purchase price of the shares acquired upon exercise of each Option or any portion thereof shall be paid in cash, or by personal, certified or cashier’s check or, with the approval of the Board, by tender of a promissory note for all or a portion of the exercise price, secured by the shares to be received upon exercise. Any promissory note must convey interest at the published IRS applicable federal rate for similar instruments. Upon exercising each Option or any portion thereof, Optionee shall use the form of Notice of Exercise of Stock Option for Shares of Veritec, Inc. attached to this Agreement as Exhibit A.
3. Option Termination.
If Optionee’s employment with the Company is terminated for any reason other than death, Optionee shall have ninety (90) days from the date of such termination of his position as an employee to exercise any part of the Options vested pursuant to Section 1 of this Agreement. Upon the expiration of such ninety (90) day period or, if earlier, upon the expiration date of the Options as set forth above, the Option shall terminate and become null and void. If termination of employment is effected by death of Optionee, any vested but unexercised portion of the Option may be exercised by the personal representative of Optionee or other person entitled by law to Optionee’s rights under the Option, and such person shall have ninety (90) days from the date of death of the Optionee to exercise any part of the Options vested pursuant to Section 1 of this Agreement. Upon the expiration of such ninety (90) day period or, if earlier, upon the expiration date of the Options as set forth above, the Option shall terminate and become null and void. Upon termination for any reason, any unvested portion of the Options shall not vest and Optionee’s rights to and under such non-vested part of the Options shall terminate and be null and void.
4. Rights of Optionee.
Optionee shall not have the rights of a shareholder with respect to the shares of stock subject to these Options until issuance of the shares pursuant to the exercise of the Options.
5. Employment of Optionee.
Nothing in this Agreement shall be construed to confer upon Optionee any right to continue in the employ of the Company or to interfere in any way with the right of the Company to terminate Optionee’s employment at any time, nor to derogate from the terms of any written employment agreement between the Company and Optionee.
6. Restrictions on Shares.
(a) Securities Laws. Optionee hereby agrees that the acquisition of shares upon exercise of each Option is for purposes of investment and not for resale or public distribution of the Option shares, and Optionee will not sell, pledge, transfer or otherwise dispose of any Option shares except pursuant to registration under the Securities Act of 1933, as amended, or unless, in the opinion of counsel for the Company, registration is not required. Such restrictions shall be binding upon Optionee, and upon the heirs, personal representatives, and administrators of Optionee. Any stock certificate for shares issued upon exercise of each Option shall be endorsed so as to refer to the restrictions on transfer imposed by this Agreement and by applicable securities laws and Optionee shall, at the request of the Company, execute and deliver a letter of investment intent upon exercise of each Option.
(b) Certificate Legends. The share certificates shall include legends evidencing the above restrictions until such restrictions lapse.
7. Non-Transferability of Options.
The Options shall not be transferable by Optionee other than by will or by the laws of descent and distribution, and then only to permit the personal representative of Optionee or other person entitled by law to Optionee’s rights under the Options to exercise the Options or any portion thereof in accordance with and subject to the terms and conditions of Section 3 hereof. During Optionee’s lifetime, the Options shall be exercisable only by Optionee.
8. Tax Withholding.
Optionee is responsible for any withholding taxes required to be deposited by the Company as a result of the exercise of Options or the disposition of the shares acquired through such exercise.

9. Entire Agreement.
This Agreement constitutes the entire agreement between the Company and Optionee with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the Company and Optionee with respect to the subject matter hereof.

VERITEC, INC.

By
	Its:	Chief Executive Officer

ACCEPTED:

[OPTIONEE]

Dated:

EXHIBIT A
NOTICE OF EXERCISE OF STOCK OPTION
FOR SHARES OF VERITEC, INC.
I hereby elect to purchase  _____  shares of the $.01 par value Common Stock of VERITEC, INC. (the “Company”) by exercising the stock option granted to me by the Company on [DATE]. I enclose payment of the aggregate purchase price for the shares in the amount of $  _____  ..
In purchasing the shares, I certify that:
a.	I am purchasing the shares for my own account and not for or on behalf of any other person.
b.
I am purchasing the shares for investment purposes and do not presently intend to resell or distribute the shares. I understand that I must bear the economic risk of investing in the shares for an indefinite period of time, even if my circumstances should change.

c.
I understand that the shares have not been registered under federal or state securities laws and may not be issued, sold or otherwise transferred unless they are registered or, in the opinion of counsel to the Company, an exemption from registration is available. I agree that the Company may place a legend on the certificates representing the shares to reflect such restrictions on sale or other transfer.

d.	I understand that the Company is relying on the truth and accuracy of these statements in issuing and selling the shares to me.

Dated:
[OPTIONEE]